  EXHIBIT 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

ENDRA Life Sciences Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:	The Certificate of Incorporation of the Corporation is hereby amended by adding the following paragraph to Article FOURTH thereof, which shall read in its entirety as follows:

“Upon the effectiveness of this Certificate of Amendment (the “Effective Time”), each share of the Common Stock, issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into a fraction of a share of Common Stock at a ratio between 1-for-2 and 1-for-30 with the exact ratio to be determined by the Board in its discretion and publicly announced by the Corporation at least five business days prior to the effectiveness of the Certificate of Amendment; provided, however, that no fractional shares shall be issued to stockholders as a result of the foregoing reclassification and that in lieu thereof, the Corporation shall, after aggregating all fractions of a share to which a holder would otherwise be entitled, round any resulting fractional shares up to the nearest whole share. Any stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares of Common Stock into which shares of Common Stock have been reclassified and converted, but giving effect to the rounding of fractional shares provided for in the immediately preceding sentence.”

SECOND:	The foregoing amendment was duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

THIRD:	The reverse split ratio chosen by the Board of Directors on December 1, 2022 is one-for-20.

FOURTH:	This Certificate of Amendment shall become effective at 12:01 a.m., Eastern Time, on December 9, 2022.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 8th day of December 2022.

ENDRA Life Sciences Inc.

By:	/s/ Francois Michelon
Francois Michelon, Chief Executive Officer